Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of April 19th 2024, by and between ARDES JOHNSON (the “Executive”) residing at [*] and NEOVOLTA, INC., a Nevada Corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. Subject to Section 5 of this Agreement, the Executive’s initial term of employment hereunder shall be from the period beginning on April 29th, 2024 (the “Effective Date”) through June 30, 2027 (the “Initial Term”). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term at least 90 days prior to the end of the Initial Term or one-year extension thereof. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the CEO of the Company, reporting to the Board of Directors. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

2.3 Annual Plans. By June 30, 2024 and for each fiscal year thereafter, Executive must provide a detailed business plan with performance targets to be approved by the Compensation Committee and the Board.

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in 13651 Danielson Street, Suite A, Poway, California 92064. The Executive may work remotely from Executive’s residence, so long as doing so does not interfere with the Executive’s responsibilities under this Agreement.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $350,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

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4.2 Annual Performance Bonus.

(a) For each complete year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, the Executive’s annual target bonus opportunity shall be equal to 100% of Base Salary (the “Target Bonus”), based on the achievement of Company performance goals established by the Board as provided below (“Target”); provided that the maximum Annual Bonus that may be paid to the Executive is 150% of Base Salary. No bonus if performance is under 75% of Target.

(b) Target. Target for the fiscal year ending June 30, 2025 (fiscal 2025) will be based on three goals:

(i) Sales: 1,200 units sold in fiscal 2025 (ending June 30) (excluding those through distributor PMPE);

(ii) Two operations goals as proposed by Executive and approved by the Board. As provided in Section 2.3 above, Executive will provide a detailed business plan that includes the Company’s performance target to be approved by the Board. The plan must be provided to the Board by June 30 of 2024 to be approved by the Board. The Board in its sole discretion shall set the performance Target.

(c) The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable fiscal year.

(d) Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable year and the date that Annual Bonuses are paid.

4.3 Equity Awards.

(a) New Hire Stock Grant. On the Effective Date, Executive shall receive a restricted stock unit award for 1.28 million shares of Company common stock that will vest over a 4-year vesting schedule on each anniversary of the Effective Date.

(b) Performance Based Stock Grants. At the beginning of each fiscal year during the Employment Term (commencing July 1, 2025), the Executive shall be eligible to receive an annual long-term performance incentive equity award (“Equity Awards”) with a target value of $660,000 (based on the grant date value of any such award) of which 50% shall vest on the date of grant and 50% shall vest on the first anniversary of the date of grant, based on the achievement of the performance goals for such fiscal year in accordance with Section 2.3; provided that for the fiscal year ending July 1, 2025, the performance target shall be 1,200 units sold during fiscal 2025 (excluding those through distributor PMPE).

(c) The foregoing grants shall require a minimum performance of 75% achievement or no equity award will be issued. The Compensation Committee may grant an equity award in excess of the target award upon the achievement of greater than the target goal on a linear scale subject to the limitations of the Stock Plan.

(d) Except as otherwise provided in Section 5, in order to be eligible to receive an Equity Award, the Executive must be employed by the Company on the last day of the applicable year and the date that the Equity Award are granted.

(e) Executive will be eligible for annual raises to be evaluated and established mutually with the Board.

(f) All equity awards will be granted pursuant to the terms of the Company’s 2019 Stock Plan, as such plan may be amended or replaced in the future, and shall in all respects be subject to the terms, conditions, and limitations of such plan.

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4.4 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to 21 paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.8 Indemnification. The Company shall indemnify and hold the Executive harmless for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company. This indemnification does not apply to Executive’s actions that breach non-compete, non-disclosure and other agreements that Executive has with third parties.

4.9 Clawback Provisions. Any amounts payable or equity issued under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Expiration of the Term, For Cause, or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated upon either party’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid within one (1) week following the date of the Executive’s termination;

(ii) any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the date of the Executive’s termination, which shall be paid on the otherwise applicable payment date; provided that, if the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, then any such earned but unpaid Annual Bonus shall be forfeited;

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(iii) any earned and vested, but unissued Equity Award with respect to any completed fiscal year immediately preceding the date of the Executive’s termination, which shall be issued on the otherwise applicable issue date; provided that, if the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, then any such earned but not provided Equity Award shall be forfeited;

(iv) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s failure to comply with any valid and legal directive of the Board;

(iii) the Executive’s failure to meet performance Targets;

(iv) the Executive’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates;

(v) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(vi) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vii) the Executive’s violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct]

(viii) the Executive’s material breach of any obligation under this Agreement or any other written agreement between the Executive and the Company; or

(ix) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have 10 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

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(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

(i) a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) a material reduction in the Executive’s Target Bonus opportunity;

(iii) any material breach by the Company of any material provision of this Agreement; or

(iv) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

To terminate the Executive’s employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 10 days of the initial existence of such grounds and the Company must have at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate the Executive’s employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such grounds.

5.2 Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6 of this Agreement and the Executive’s execution, within 21 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) (such 21-day period, the “Release Execution Period”), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a) Executive shall be entitled to receive a severance payment equal to six months of Executive’s Base Salary.  Such severance payment shall be made in a single lump sum sixty (60) days following such termination, provided the Executive has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company.  Such general release shall be delivered on or about the date of termination and must be executed within twenty-one (21) days of termination.

(b) Executive shall be entitled to a prorated amount Annual Bonus based on the date of termination as measure from the beginning of the fiscal year.

5.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

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(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts

(ii) Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 17. The Notice of Termination shall specify:

(a) the termination provision of this Agreement relied upon;

(b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) the applicable date of termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered if the Company terminates the Executive’s employment without Cause, or no less than 30 days following the date on which the Notice of Termination is delivered if the Executive terminates the Executive’s employment with or without Good Reason; provided that, the Company shall have the option to provide the Executive with a lump sum payment in lieu of such notice.

5.5 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign and shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6. Confidential Information and Restrictive Covenants. As a condition of the Executive’s employment with the Company, the Executive shall enter into and abide by the Company’s Employee Non-Compete Agreement and Employee Confidentiality and Proprietary Rights Agreement.

7. Arbitration. Any dispute, controversy, or claim arising out of or related to the Executive’s employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association with one arbitrator and shall be conducted in San Diego County, California consistent with the AAA rules of arbitration in effect at the time the arbitration is commenced, except as provided herein. The Parties shall share equally in the costs of the arbitration and no award for attorney’s fees or costs may be awarded by the arbitrator. The Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the parties.

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8. Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of Nevada without regard to conflicts of law principles.

9. Entire Agreement. Unless specifically provided herein, this Agreement, together with the Employee Non-Compete Agreement and Employee Confidentiality and Proprietary Rights Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

10. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by Chairman of the Board of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

11. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

12. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14. Section 409A.

14.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

14.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date [and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs] shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

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14.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

15. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

16. Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Steve Bond

13651 Danielson St, Suite A

Poway, CA 92064

If to the Executive:

Ardes Johnson

[*]

17. Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

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The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

18. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

19. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

20. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEOVOLTA, INC.
By /s/ Brent Wilson Name: Brent Willson Title: President and Board Chairman
EXECUTIVE: H. ARDES JOHNSON
Signature: /s/ H. Ardes Johnson Print Name: H. Ardes Johnson

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